Exhibit 99.1

Ambac to Redeem a Portion of Surplus Notes
One Month Earlier than Previously Announced

NEW YORK, NY, October 13, 2014 (GLOBE NEWSWIRE) -- Ambac Financial Group, Inc. (Nasdaq: AMBC) ("Ambac"), a holding company whose subsidiaries provide financial guarantees and other financial services to clients in both the public and private sectors globally, announced today that the Wisconsin Commissioner of Insurance (the “Commissioner”) has approved the request of Ambac Assurance Corporation (“Ambac Assurance”) to redeem its surplus notes on November 20, 2014, rather than December 22, 2014, in an amount equal to 26.67% of the outstanding principal and accrued interest on such surplus notes as of July 20, 2014 (the “Reconciliation Date”). The Segregated Account will also redeem its surplus notes (other than junior surplus notes) in a similar proportionate amount on November 20, 2014. The combined redemption amount payable to third parties is $413.6 million.

Ambac Assurance requested approval of the Commissioner to make the proportionate redemptions one month earlier in order to avoid $1.8 million of interest costs which would otherwise be incurred on the surplus notes owned by third parties.

Notwithstanding the earlier redemption of the surplus notes, the Segregated Account will pay catch-up payments on December 22, 2014 to holders of permitted policy claims who initially received 25% of their permitted policy claims in cash, in an amount equal to 26.67% of their deferred amounts (including interest thereon) outstanding as of the Reconciliation Date, as previously announced.

About Ambac
Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose subsidiaries, including its principal operating subsidiary, Ambac Assurance Corporation ("Ambac Assurance"), Everspan Financial Guarantee Corp., and Ambac Assurance UK Limited, provide financial guarantees and other financial services to clients in both the public and private sectors globally. Ambac Assurance, including the Segregated Account of Ambac Assurance (in rehabilitation), is a guarantor of public finance and structured finance obligations. Ambac Financial Group, Inc. is also exploring opportunities involving the acquisition and/or development of new businesses. Ambac Financial Group Inc.'s common stock trades on the NASDAQ Global Select Market. The Amended and Restated Certificate of Incorporation of Ambac Financial Group, Inc. contains substantial restrictions on the ability to transfer Ambac’s common stock. Subject to limited exceptions, any attempted transfer of common stock shall be prohibited and void to the extent that, as a result of such transfer (or any series of transfers of which such transfer is a part), any person or group of persons shall become a holder of 5% or more of Ambac’s common stock. For more information, please go to www.ambac.com.

Contact
Abbe F. Goldstein, CFA

Managing Director, Investor Relations and Corporate Communications
Ambac Financial Group, Inc.
(212) 208-3222
agoldstein@ambac.com

Forward-Looking Statements
Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ, possibly materially, from those included in these statements due to a variety of factors. Important factors that could cause our results to differ, possibly materially, from those indicated in the forward-looking statements include, among others, those discussed under “Risk Factors” in Part I, Item 1A of Ambac Financial Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013 and in Part II, Item 1A of the Quarterly Report on Form 10-Q for the three month period ended June 30, 2014.
Source: Ambac Financial Group, Inc.